Exhibit 99.1

PLATO Learning Adds John G. Lewis to Board of Directors

Other Planned Changes Reduce Board Size and Cost

MINNEAPOLIS--(BUSINESS WIRE)--PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult e-learning solutions, today announced that it has elected John G. Lewis as an independent member of its board of directors.

Lewis brings to the Company’s board nearly 20 years of operating experience in executive positions at several technology and manufacturing businesses. Most recently, he served as CEO of GeoLogic Solutions, where he helped lead the turnaround of this software provider. Prior to joining GeoLogic, Lewis was COO and CFO of XATA Corporation, a provider of fleet management systems to large distribution companies, and CFO of PrimeYield Systems, a manufacturer of high-performance components utilized in the testing of semiconductor devices. He holds a bachelor of science degree in Industrial Engineering from Northwestern University, and an MBA from the university’s Kellogg Graduate School of Management.

“We welcome John to the board and are excited for the software-as-a-service experience he brings to PLATO Learning,” said David W. Smith, chairman. “John’s proven success in executive positions at both public and private businesses, most notably software companies, will be a great asset as we continue to evolve our subscription business model. We look forward to working with John.”

The Company also announced that Joseph E. Duffy, Ruth L. Greenstein and Dr. Warren Simmons will resign from the board effective after the board’s regularly scheduled December 2008 meeting, at which time the Company’s board will consist of seven members, five of whom will be independent.

Smith continued, “We would like to extend our gratitude to Joe, Ruth and Warren for their years of service to the PLATO board of directors. These changes do not reflect any disagreements in strategic direction. Rather, for some time, we have discussed the need to bring the Board’s cost and size more in line with comparably sized companies, and we believe this is the appropriate time to do so.”

Lewis will immediately serve as a member of the audit and compensation committees, and will become chairman of the compensation committee after Duffy’s resignation in December, and Susan E. Knight, a current board member, has been appointed chair of the audit committee. Dr. Simmons, who serves as Executive Director of the Annenberg Institute for School Reform at Brown University, will continue in a consultant role to the Company’s Marketing Committee.

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ market. PLATO Learning’s online educational software is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has sales representatives located throughout the U.S., as well as international distributors in Canada, the United Kingdom and South Africa. For more information, please visit http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.

CONTACT:
PLATO Learning, Inc.
Mike Morache, 952-832-1000
President and Chief Executive Officer
or
Rob Rueckl, 952-832-1000
Vice President and Chief Financial Officer